Exhibit 99.1

Albireo Appoints Simon Harford as Chief Financial Officer and Treasurer

— Proven CFO with significant financial and business leadership experience —

— Significant commercialization experience with two global pharma companies —

BOSTON — October 10, 2018 — Albireo Pharma, Inc. (Nasdaq:ALBO), a clinical-stage orphan pediatric liver disease company developing novel bile acid modulators, today announced the appointment of Simon Harford as Chief Financial Officer. Harford will succeed Tom Shea, who is stepping down from the role.

“As Albireo moves toward commercialization, we are evolving and strengthening our leadership team,” said Ron Cooper, President and Chief Executive Officer of Albireo. “Simon brings an outstanding combination of world-class financial leadership and international experience at premier life science and healthcare companies. He has a track record of building world-class global financial teams, strategies and systems that will help propel us into our next phase of growth.”

“I want to thank Tom for his many contributions and guidance in helping to transform Albireo, in just a couple of years, from a small private company into a growing ~$400 million public company,” Cooper said.

Harford most recently was Chief Financial Officer at Parexel International Corporation, a leading global clinical research organization, where he led the financial aspects of the transition from public to private-equity owned company and rebuilt the finance function. Previously, Harford was SVP Finance, Global Pharmaceuticals at GlaxoSmithKline plc with global responsibility for finance across all regions. Overall, Harford’s career spans more than 30 years including numerous senior leadership roles across finance and investor relations at GlaxoSmithKline plc., Avon Products, Inc. and Eli Lilly and Company both in the United States and internationally.

“This is a great opportunity for me to have a personal  impact on a company that has enormous potential to help children in need and an equally large potential for growth,” Harford said. “I’m eager to join the Albireo team and help take the company to the next level.”

Further strengthening the finance team, Albireo also recently hired John Dadurian CPA, MBA as Senior Director of Finance and Accounting. Dadurian most recently was Finance Director at SCIEX, a $1B medical device manufacturer.

Mr. Harford has been granted inducement stock options exercisable for an aggregate of 37,500 shares of Albireo’s common stock and inducement restricted stock units for an aggregate of 5,000 shares of Albireo’s common stock. The exercise price for the stock options will be the closing price of Albireo’s common stock on October 10, 2018, the date of the grant, and the stock options will have a 10-year term.  The stock options and restricted stock units will vest as to 25% of the shares on October 10, 2019 and the remainder of the underlying shares in equal installments on the 10th day of the 12 consecutive quarterly months, beginning on January 10, 2020, subject to Mr. Harford’s continued service with Albireo through the applicable vesting dates.

The stock options and restricted stock units were granted as an inducement material to Mr. Harford’s acceptance of employment with Albireo in accordance with Nasdaq Listing Rule 5635(c)(4), which, under these circumstances, provides an exception to the stockholder approval requirements and allows for the grant of these stock options and restricted stock units to be made outside of Albireo’s stockholder approved equity plan.

About Albireo

Albireo Pharma is a clinical-stage biopharmaceutical company focused through its operating subsidiary on the development of novel bile acid modulators to treat orphan pediatric liver diseases, and other liver and gastrointestinal diseases and disorders. Albireo’s lead product candidate, A4250, is being developed to treat rare pediatric cholestatic liver diseases and is in Phase 3 development in its initial target indication, progressive familial intrahepatic cholestasis. Albireo’s clinical pipeline also includes two Phase 2 product candidates. Albireo’s elobixibat, approved in Japan for the treatment of chronic constipation, is the first ileal bile acid transporter (IBAT) inhibitor approved anywhere in the world. Albireo was spun out from AstraZeneca in 2008.

Albireo Pharma is located in Boston, Massachusetts, and its key operating subsidiary is located in Gothenburg, Sweden. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, among other things: potential commercialization of, plans for, or progress, duration or results of, development of A4250 or any other Albireo product candidate or program, including regarding the Phase 3 clinical program for A4250 in patients with PFIC. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” and similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks, uncertainties and other factors, including, but not limited to: whether favorable findings from clinical trials of A4250 to date, including findings in indications other than PFIC, will be predictive of results from the trials comprising the Phase 3 PFIC program or any other clinical trials of A4250; whether either or both of the FDA and EMA will determine that the primary endpoint for their respective evaluations and treatment duration of the double-blind Phase 3 trial in patients with PFIC are sufficient, even if the primary endpoint is met with statistical significance, to support approval of A4250 in the United States or the European Union, to treat PFIC, a symptom of PFIC, a specific PFIC subtype(s) or otherwise; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing of long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of A4250, including the trials comprising the Phase 3 PFIC program, and the outcomes of such trials; Albireo’s ability to obtain coverage, pricing or reimbursement for approved products in the United States or European Union; delays or other challenges in the recruitment of patients for, or the conduct of, the double-blind Phase 3 trial and Albireo’s critical accounting policies. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K or in subsequent filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement, except as required by applicable law.

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Investor Contact:

Hans Vitzthum

LifeSci Advisors, LLC

212-915-2568

Media Contact:

Heather Anderson

6 Degrees

980-938-0260

handerson@6degreespr.com

Source: Albireo Pharma, Inc.